SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
 Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2021
WORLD WRESTLING ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 352-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	WWE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company ad defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2021, World Wrestling Entertainment, Inc. (the “Company”) issued a press release announcing the departure of Kristina Salen, the Company’s Chief Financial Officer, from the Company effective that day.  In addition, the Company announced that Frank A. Riddick III has been appointed to serve as the Company’s Chief Financial Officer and Chief Administrative Officer, also effective November 5, 2021.  On the same date, Mr. Riddick resigned from the Company’s board of directors.  Biographical and other information regarding Mr. Riddick, including his acting as Interim Chief Financial Officer of the Company during a portion of 2020, is included in the Company’s proxy statement for its 2021 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 13, 2021 (the “Proxy Statement”), which is incorporated herein by reference.

Mr. Riddick entered into an employment agreement with the Company (the “Employment Agreement”), pursuant to which he agreed to serve as the Chief Financial Officer of the Company, effective November 5, 2021.  The Employment Agreement provides that Mr. Riddick will receive an annual base salary of $850,000 and a one-time $1.0 million cash sign-on bonus payment, which is subject to certain repayment requirements.  In addition, Mr. Riddick will be eligible to earn an annual discretionary performance cash bonus award with a target bonus thereunder of 70% of his base salary.  Mr. Riddick also will be eligible to receive equity awards subject to and governed by the terms of the Company’s 2016 Omnibus Incentive Plan (the “Incentive Plan”).  His initial annual target incentive award will be in a target amount equal to 100% of his base salary.  In connection with the appointment, Mr. Riddick received a sign-on inducement grant of restricted stock units valued at $5.0 million, which are subject to and governed by the terms of the Incentive Plan and the applicable award agreement, which provide for claw-back and recovery of vested amounts in certain circumstances.  The restricted stock units will vest in equal installments over four years beginning on June 30, 2022.  Mr. Riddick also will be eligible to participate in future equity award programs and other compensation and benefits plans and programs available to similarly situated executives.

Pursuant to the terms of the Employment Agreement, in the event the Company terminates his employment without “cause” (as defined in the Employment Agreement) or he terminates his employment for “good reason” (as defined in the Employment Agreement), Mr. Riddick will be eligible to receive as severance (i) a payment in an amount equal to the sum of his base salary and annual bonus based on target performance for the year in which the termination occurs and (ii) a prorated portion of the annual bonus he would have otherwise earned for the year in which the termination occurs.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.  A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.  Further information about the Company’s executive compensation plans and programs, including the incentive Plan, is included in the Proxy Statement.

Mr. Riddick has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he was selected as an officer  of the Company.  In addition, there have been no transactions directly or indirectly involving Mr. Riddick that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.  Information about his compensation as the Company’s Interim Chief Financial Officer during a portion of 2020 and as an independent director during the other parts of 2020 is included in the Proxy Statement.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits

10.1	Employment Agreement, dated November 3, 2021, between World Wrestling Entertainment, Inc. and Frank A. Riddick III.

99.1	Press Release dated November 5, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ Samira Shah
Samira Shah
General Counsel and Corporate Secretary

Dated:  November 5, 2021